Stifel
  Financial                 news
One Financial Plaza | 501 North Broadway | St. Louis, MO 63102 | (314) 342-2000

For further information contact:
James M. Zemlyak, Chief Financial Officer
(314) 342-2228 zemlyakj@stifel.com

For Immediate Release

Stifel Financial Corp.
Announces Completion of Offering of
Cumulative Trust Preferred Securities

St. Louis, Missouri - April 2, 2007 - Stifel Financial Corp. (NYSE: "SF"), parent company of Stifel Nicolaus & Company, Incorporated, announced the completion of its private placement of $35 million of 6.79% Cumulative Trust Preferred Securities on March 30, 2007. The Preferred Securities were offered by Stifel Financial Capital Trust III (a wholly-owned Delaware business trust subsidiary of Stifel Financial Corp.) The Trust Preferred Securities mature on June 6, 2037, are redeemable at the Company's option beginning June 6, 2012, and require quarterly distributions of interest by the Trust to the holder of the Trust Preferred Securities. Distributions will be payable at a fixed interest rate equal to 6.79% per annum from the issue date to June 6, 2012 and then will be payable at a floating interest rate tied to the three-month London Interbank Offered Rate ("LIBOR"). The proceeds will be used for the Company's previously announced acquisition of First Service Financial Company and its wholly-owned subsidiary First Service Bank.

In addition, the Company entered into a non-binding Letter of Intent to issue an additional $35.0 million of Cumulative Trust Preferred Securities by June 28, 2007 at substantially the same terms. If completed, those funds may be used to redeem the Stifel Financial Capital Trust I's (NYSE: "SF-PA") $34.5 million of 9.0% Cumulative Trust Preferred Securities, issued April 25, 2002 and callable June 30, 2007.

Forward-Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements in this press release not dealing with historical results are forward-looking and are based on various assumptions.  The forward-looking statements in this press release are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities:  the ability to successfully integrate the companies following the transaction; a material adverse change in the financial condition, results of operations or prospects of First Service Financial Company and its wholly-owned subsidiary First Service Bank; the risk of borrower, depositor and other customer attrition after the transaction is completed; a change in general business and economic conditions; changes in the interest rate environment, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation and regulation; other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the companies' operations, pricing, and services; and other risk factors referred to from time to time in filings made by Stifel with the Securities and Exchange Commission.  Forward-looking statements speak only as to the date they are made.  Stifel does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Stifel disclaims any intent or obligation to update these forward-looking statements.

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